PATIENT SAFETY TECHNOLOGIES, INC.
NOTICE OF GRANT OF NON-QUALIFIED OPTION

The Optionee has been granted an option (the “Option”) to purchase certain shares of common stock (“Stock”) of Patient Safety Technologies, Inc. (the “Corporation”) as follows:

Optionee:	Howard E. Chase

Date of Grant:	June 22, 2009

Number of Option Shares:	200,000

Exercise Price:	$0.99 per share

Vesting Commencement Date:	June 22, 2009

Initial Vesting Date:	Date of Grant

Option Expiration Date:	The date ten (10) years after the Date of Grant

Vested Shares:
Except as provided in the Option Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date as follows:

Vested Ratio

	Prior to Initial Vesting Date	0

	On Initial Vesting Date, provided Optionee’s Service has not terminated prior to such date	100%

Plus

	For each additional full month of Optionee’s continuous service from Initial Vesting Date until the Vested Ratio equals 1/1, an additional	n/a

By their signatures below, the Corporation and the Optionee agree that the Option is governed by this Grant Notice and the Option Agreement, which is attached to and made a part of this document.  The Optionee acknowledges receipt of the Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

PATIENT SAFETY TECHNOLOGIES, INC.	OPTIONEE

By:
Signature
Its:
Date
Address:
Address

PATIENT SAFETY TECHNOLOGIES, INC.
OPTION AGREEMENT

Patient Safety Technologies, Inc. has granted to the Optionee named in the Notice of Grant of Option (the “Grant Notice”) to which this Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of common stock of the Corporation (“Stock”) upon the terms and conditions set forth in the Grant Notice and this Option Agreement.  By signing the Grant Notice, the Optionee: (a) acknowledges receipt of, and represents that the Optionee has read and is familiar with the terms and conditions of, the Grant Notice and this Option Agreement, (b) accepts the Option subject to all of the terms and conditions of the Grant Notice and this Option Agreement, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Corporation (the “Board”) upon any questions arising under the Grant Notice and this Option Agreement.

1.	ADMINISTRATION.

All questions of interpretation concerning the Grant Notice and this Option Agreement shall be determined by the Board.  All such determinations by the Board shall be final, binding and conclusive upon all persons having an interest in the Option, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to the Option Agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Option.  Any executive officer of the Corporation (the “Officer”) shall have the authority to act on behalf of the Corporation with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Corporation herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

2.	EXERCISE OF THE OPTION.

2.1           Right to Exercise.  Except as otherwise provided herein, the Option shall be exercisable on and after the Initial Vesting Date and prior to the termination of the Option (as provided in Section 4 in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option.  In no event shall the Option be exercisable for more shares than the Number of Option Shares, as adjusted pursuant to Section 6.

2.2           Method of Exercise.  The Option shall be exercised by written notice to the Corporation by the Optionee (or successor in the event of death) as such written notice may be amended by the Board from time to time.  In the event the Option shall be exercisable by any person other than the Optionee, the required notice under this Section 2.2 shall be accompanied by appropriate proof of the right of such person to exercise the Option.

2.3           Medium and Time of Payment.  The Option Exercise Price shall be payable in full on or before the Option exercise date by certified or bank cashier’s check.

2.4           Tax Withholding.

(a)           Withholding Taxes.  Notwithstanding anything else to the contrary in this Option Agreement, the exercise of the Option shall be conditioned upon payment by Optionee in cash, or other provisions satisfactory to the Board, of all local, state, federal or other withholding taxes applicable, in the Board’s judgment, to the exercise or to later disposition of Stock acquired upon exercise of the Option.

(b)           Withholding in Securities.  The Corporation may, in its discretion, permit or require Optionee to satisfy all or any portion of the tax obligations related to the Option by deducting from the shares of Stock otherwise deliverable to Optionee in settlement of the Option a number of shares of Stock having a fair market value, as determined by the Corporation as of the date on which the tax obligations arise, not in excess of the amount of such tax obligations determined by the applicable withholding rates.  In the event that the Corporation determines that the tax obligations will not be satisfied by the method described above, Participant authorizes the designated plan administrator or any successor plan administrator, to sell a number of shares of Stock that are purchased under the Option, which the Corporation determines is sufficient to generate an amount that meets the tax obligations plus additional shares of Stock, as necessary. To account for rounding and market fluctuation, and to pay such tax withholding amounts to the Corporation.  The shares of Stock may be sold as part of a block trade with other optionees of the Corporation in which all Optionees receive an average price.  Any adverse consequences to Optionee resulting from the procedure permitted under this Section 2.4, including, without limitation, tax consequences, shall be the sole responsibility of Optionee.

(c)           Consultation.  Optionee hereby acknowledges that he or she understands that Optionee may suffer adverse tax consequences as a result of Optionee’s exercise of the Option or disposition of the shares of Stock.  Optionee hereby represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the exercise of the Option or disposition of the shares of Stock and that Optionee is not relying on the Corporation for any tax advice.

2.5           Fractional Shares.  The Corporation shall not be required to issue fractional shares upon the exercise of the Option.

3.	NONTRANSFERABILITY OF THE OPTION.

Options granted under this Option Agreement may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of the Optionee only by such Optionee.  Any transfer in violation of this Section shall void the Option.  No Option shall be pledged or hypothecated in any way, nor shall the Option be subject to execution, attachment or similar process.

4.	TERMINATION OF THE OPTION.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Optionee’s service as described in Section 5, or (c) a Change in Control to the extent provided in Section 6.

5.	EFFECT OF TERMINATION OF SERVICE.

5.1           Option Exercisability.  The Option shall terminate immediately if Optionee ceases to be employed by the Corporation, is no longer an officer or member of the Board or no longer performs services for the Corporation for any reason (collectively referred to as “Services”) to the extent that it is then unvested and shall be exercisable after Optionee’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter shall terminate.

(a)           If Optionee ceases to perform Services for the Corporation for any reason  (other than for “cause,” as hereinafter defined, or such Optionee’s death), any vested Option granted hereunder to Optionee shall expire three (3) months after the date the occurrence giving rise to such termination of eligibility (or 1 year in the event an optionee is “disabled,” as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) or upon the date it expires by its terms, whichever is earlier.  This Option shall expire as to any shares that have not vested in the Optionee as of the date of such termination.  The Board shall, in its sole and absolute discretion, decide, using the provisions set forth in Treasury Regulations Section 1.421-7(h), whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this Section.

(b)           If Optionee ceases to performs Services for the Corporation, and such termination is as a result of “cause,” as hereinafter defined, then all Options granted hereunder to such Optionee shall expire on the date of the occurrence giving rise to such termination of eligibility or upon the date it expires by its terms, whichever is earlier, and such Optionee shall have no rights with respect to any unexercised Options.  For purposes of this Option Agreement, “cause” shall mean an Optionee’s personal dishonesty, misconduct, breach of fiduciary duty, incompetence, intentional failure to perform stated obligations, willful violation of any law, rule, regulation or final cease and desist order, or any material breach of any provision of this Option Agreement or any employment agreement.  The Board shall have complete discretion and authority to determine whether the termination of the Optionee is for cause.

(c)           Death of Optionee and Transfer of Option.  In the event Optionee shall die, a vested Option may be exercised (subject to the condition that no Option shall be exercisable after its expiration and only to the extent that the Optionee’s right to exercise such Option had accrued at the time of the Optionee’s death) at any time within six months after the Optionee’s death by the executors or administrators of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance.  Any Option that has not vested in the Optionee as of the date of death or termination of employment, whichever is earlier, shall immediately expire and shall be null and void.  No option shall be transferable by the optionee other than by will or the laws of intestate succession.

5.2           Extension if Exercise Prevented by Law.  Notwithstanding the foregoing other than termination of Service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 5.1 is prevented by the provisions of Section 9, the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (b) the end of the applicable time period under Section 5.1, but in any event no later than the Option Expiration Date.

6.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

6.1           Subdivision or Consolidation.  Subject to any required action by stockholders of the Corporation, the number of shares of Stock covered by the Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock of the Corporation resulting from a subdivision or consolidation of shares, including, but not limited to, a stock split, reverse stock split, recapitalization, continuation or reclassification, or the payment of a stock dividend (but only on the Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation.

If the outstanding shares of Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Corporation or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Stock, the number and kind of shares of stock or other securities (and in the case of outstanding options, the cash or other property) into which each outstanding share of the Stock shall be so changed or for which each such share shall be exchangeable.

If the outstanding shares of the Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to stockholders of the Stock, the Board shall make any adjustments to any the Option, which it determines are equitably required to prevent dilution or enlargement of the rights of optionees which would otherwise result from any such transaction.

No adjustment or substitution provided for in this Section 6.1 shall require the Corporation to issue or sell a fraction of a share or other security.  Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

6.2           Capital Transactions.  Upon a sale or exchange of all or substantially all of the assets of the Corporation, a merger or consolidation in which the Corporation is not the surviving corporation, a merger, reorganization or consolidation in which the Corporation is the surviving corporation and stockholders of the Corporation exchange their stock for securities or property, a liquidation of the Corporation or similar transaction, as determined by the Board (“Capital Transaction”), this Option Agreement, whether vested or unvested, shall terminate, unless the Option is assumed by a successor corporation in a merger or consolidation, immediately prior to such Capital Transaction; provided, however, that if the Option will not be assumed by a successor corporation in a merger or consolidation, subject to terms approved by the Board, Optionee will have the right, during the 15 days prior to such Capital Transaction, to exercise all Options.  For purposes of this right of exercise prior to a Capital Transaction in which the Options will not be assumed, the Option will be considered fully vested.  The Corporation shall, subject to any nondisclosure provisions, attempt to provide Optionee at least 15 days notice of the Option termination date.  The Board may (but shall not be obligated to) (i) accelerate the vesting of the Option or (ii) apply the foregoing provisions, including but not limited to termination of the Option, in the event there is a sale of 51% or more of the stock of the Corporation in any two year period or a transaction similar to a Capital Transaction.

6.3           Adjustments.  To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

6.4           Notice of Adjustment.  Whenever the Corporation shall take any action resulting in any adjustment provided for in this Section, the Corporation shall deliver notice of such action to the Optionee, which notice shall set forth the number of shares subject to the Option and the Exercise Price thereof resulting from such adjustment.

7.	RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.

Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 6.  If Optionee is an employee, Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between Corporation and Optionee, Optionee’s employment is “at will” and is for no specified term.  Nothing in this Option Agreement shall confer upon Optionee any right to continue in the service of the Corporation or interfere in any way with any right of the Corporation to terminate Optionee’s service as a director, an employee or consultant, as the case may be, at any time.

8.	RESTRICTIVE LEGENDS.

The certificates representing the Stock issued upon exercise of the Options granted pursuant to this Option Agreement will bear any legends required by applicable securities laws as determined by the Board.

9.	SECURITIES LAWS COMPLIANCE.

Notwithstanding anything contained herein, the Corporation shall not be obligated to  sell, issue or effect any transfer of any Stock unless (i) such grant, sale, issuance or transfer is at such time effectively registered or exempt from registration under the Securities Act of 1933, as amended (the “Act”), (ii) the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Stock may then be listed and (iii) the grant, sale and/or issuance complies with all other applicable laws, regulations, rules and orders which may then be in effect.  As a condition to exercise of any option, each optionee shall make such representations as may be deemed appropriate by counsel to the Corporation for the Corporation to use any available exemption from registration under the Act or qualification under any applicable state securities law.

10.	MISCELLANEOUS PROVISIONS.

10.1           Termination or Amendment.  The Board may terminate or amend the Option at any time; provided, however, that except as provided in Section 6 in connection with a Capital Transaction, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation, including, but not limited to Section 409A of the Code.  No amendment or addition to this Option Agreement shall be effective unless in writing.

10.2           Compliance with Section 409A.  The Corporation intends that income realized by Optionee pursuant to this Option Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Option Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  The Corporation, in its reasonable discretion, may amend (including retroactively) the Option Agreement in order to conform to the applicable requirements of Section 409A of the Code, including amendments to facilitate Optionee’s ability to avoid taxation under Section 409A of the Code.  However, the preceding provisions shall not be construed as a guarantee by the Corporation of any particular tax result for income realized by Optionee pursuant to this Option Agreement.  In any event, the Corporation shall be responsible for the payment of any applicable taxes on income realized by Optionee pursuant to this Option Agreement.

10.3           Binding Effect.  Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.4           Integrated Agreement.  The Grant Notice and this Option Agreement, together with any employment, service or other agreement with Optionee and Corporation referring to the Option, shall constitute the entire understanding and agreement of Optionee and the Corporation with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among Optionee and the Corporation with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of the Grant Notice and the Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

10.5           Applicable Law.  This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

10.6           Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7           Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

Optionee: ___________________________

Date: ___________________________

STOCK OPTION EXERCISE NOTICE

PATIENT SAFETY TECHNOLOGIES, INC.
Attention: ________________
________________________
________________________

Ladies and Gentlemen:

1.           Option.  I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Patient Safety Technologies, Inc. (the “Corporation”) pursuant to my Notice of Grant of Stock Option (the “Grant Notice”) and my Option Agreement (the “Option Agreement”) as follows:

Date of Grant:

Number of Option Shares:

Exercise Price per Share:	$

2.           Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares, in accordance with the Grant Notice and the Option Agreement:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3.           Payments.  I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

Ô Cash:	$

Ô Check:	$

1

4.           Tax Withholding.

Ô
I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Corporation, if any, in connection with the Option.

Ô	I enclose payment in full of my withholding taxes, as follows:

(Contact Plan Administrator for amount of tax due.)

Ô Cash:	$

Ô Check:	$

5.           Participant Information.

My address is:

My Social Security Number is:

6.           Binding Effect.  I agree that the shares of Stock are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice and the Option Agreement, to all of which I hereby expressly assent.  This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

I understand that I am purchasing the Shares pursuant to the terms of the Grant Notice and Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

PATIENT SAFETY TECHNOLOGIES, INC.

By:

Title:

Dated:

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